Exhibit 99.1

             Buffalo Wild Wings, Inc. Announces Intent to
     Purchase Eight Restaurant Locations from Avado Brands, Inc.


    MINNEAPOLIS--(BUSINESS WIRE)--Dec. 20, 2007--Buffalo Wild Wings, Inc. (Nasdaq:BWLD), today announced that it has reached an agreement to acquire certain leases and other assets of up to eight "Don Pablo's Mexican Restaurant" locations from Avado Brands, Inc. and its related companies. Buffalo Wild Wings, Inc. agreed to pay, in the aggregate, approximately $1,200,000 in cash for the lease rights and other assets.

    The eight Don Pablo's Mexican Restaurants are located in metropolitan areas of Illinois, Minnesota, New York, Ohio, Texas, and Virginia. The locations range in size from 6,500-9,800 square feet. Buffalo Wild Wings, Inc. anticipates the locations will be renovated and reopened as Buffalo Wild Wings Grill and Bar restaurants, and three of the restaurants will be relocations of existing Buffalo Wild Wings restaurants.

    The Avado Brands, Inc. entities have filed a Chapter 11 bankruptcy petition in Delaware and the purchase and sale of these assets will be subject to both bankruptcy court approval and satisfactory completion of due diligence before January 31, 2008. It is anticipated that the transaction would close sometime in the first quarter of 2008.

    About the Company

    Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently 489 Buffalo Wild Wings locations across 37 states.

    Forward-looking Statements

    Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated restaurant location acquisitions from the Avado Brands, Inc. entities, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the timing of obtaining the requisite regulatory and court approvals and completing other contingencies necessary to enter into and consummate the anticipated restaurant location acquisitions from Avado Brands, Inc. entities, the outcome and impact of the anticipated restaurant location acquisitions from the Avado Brands, Inc. entities, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should consider such risks when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.


    CONTACT: Buffalo Wild Wings, Inc.
             Mary Twinem, 952-253-0731